China Housing & Land Development Inc. Announces Second Quarter 2012 Financial Results

— Company Beats 2Q12 Revenue Guidance —

XI'AN, China, Aug. 14, 2012 /PRNewswire-Asia-FirstCall/ — China Housing & Land Development, Inc. ("China Housing" or the "Company"; Nasdaq: CHLN) today announced its financial results for the quarter ended June 30, 2012.

Highlights for Q2 2012:

•	Total revenue in the second quarter of 2012 increased 49.0% to $35.0 million from $23.5 million in the first quarter of 2012 and increased 72.9% from $20.3 million in the second quarter of 2011.
•	Total gross floor area ("GFA") sales were 25,908 sq. meters during the second quarter of 2012, compared to 20,366 sq. meters in the first quarter of 2012 and 12,769 sq. meters in the second quarter of 2011.
•	Average residential selling price ("ASP") in the second quarter of 2012 was RMB 5,705, compared with RMB 6,215 in the first quarter of 2012, and RMB 6,551 in the second quarter of 2011.
•	Gross profit increased 15.3% to $8.1 million from $7.0 million in the first quarter of 2012 and increased 58.6% from $5.1 million in the second quarter of 2011. Second quarter 2012 gross margin was 23.2% compared to 29.9% in the first quarter of 2012 and 25.3% in the second quarter of 2011.
•	SG&A expenses as a percentage of total revenue decreased to 11.3%, compared to 12.9% in the first quarter of 2012 and decreased from 16.4% in the second quarter of 2011.
•	Operating income decreased 10.4% to $3.1 million from $3.4 million in the first quarter of 2012, and increased 258.8% from $0.9 million in the second quarter of 2011.
•	Net income attributable to the Company in the second quarter of 2012 was $1.9 million, or $0.05 per diluted share.

Mr. Pingji Lu, China Housing's Chairman, commented, "We were pleased that our financial results for the second quarter were stronger than our original forecast. This performance was fueled by increased sales at our Puhua Phase I and II projects. Our three active projects, Puhua Phase I, Puhua Phase II and JunJing III generated the majority of our revenue with GFA sales of approximately 26 thousand square meters and a total average selling price of RMB 5,705 per square meter. While overall GFA sales were high at two of our three main projects this quarter, our gross profit margin was lower than expected. This was due to a change in estimated revenue and cost of sales at our JunJing III project as well as decreased ASP at our Puhua Phase II project to enhance sales. We aim to keep our gross margin in the 25% to 28% range and believe this will be achievable in the remaining half of the year."

"As we look ahead to the second half of the year, we believe market conditions will continue to improve and consumers will continue to resume their buying activity. We have one main project — Puhua Phase II, that will drive sales in the second half of the year. We also have several new projects under construction that are expected to commence pre-sales in the latter half of the year. Recently, we have improved our debt position and believe we have sufficient levels of capital for our business expansion in the coming quarters ahead. We see a number of unique opportunities to drive demand for our residential and commercial properties in the Xi'an market and look forward to capitalizing on our growth to build China Housing into a larger, more profitable business."

Total revenue in the second quarter of 2012 increased 49.0% to $35.0 million from $23.5 million in the first quarter of 2012 and increased 72.9% from $20.3 million in the second quarter of 2011. In the second quarter of 2012, most of the Company's revenue came from its Puhua Phase I and Phase II projects. Second quarter 2012 contract sales totaled $24.8 million compared to $20.1 million in the first quarter of 2012 and $12.9 million from the second quarter of 2011. Total gross floor area ("GFA") sales were 25,908 sq. meters during the second quarter of 2012, compared to 20,366 sq. meters in the first quarter of 2012 and 12,769 sq. meters in the second quarter of 2011. The Company's ASP in the second quarter of 2012 increased to RMB 5,705 compared to RMB 6,215 in the first quarter of 2012, and RMB 6,551 in the second quarter of 2011.

Gross profit for the three months ended June 30, 2012 was $8.1 million, representing an increase of 15.3% from $7.0 million in the first quarter of 2012 and a 58.6% increase from $5.1 million in the same period of 2011. The increase in gross profit was due to increased sales from the Company's three main projects. Gross profit margin for the three months ended June 30, 2012 was 23.2%, which is below the 25.3% in the same period of 2011 and the 29.9% in the first quarter of 2012. The decrease in gross profit margin was mainly due to a change in estimated revenue and cost of sales at our JunJing III project.

SG&A expense was $4.0 million in the second quarter of 2012, compared to $3.0 million in the first quarter of 2012 and $3.3 million in the second quarter of 2011. SG&A expense as a percentage of total revenue was 11.3%, compared to 12.9% in the first quarter of 2012 and 16.4% in the second quarter of 2011. The year-over-year increase in SG&A expense was primarily due to increased selling expenses associated with increased sales revenue.

Operating income in the second quarter of 2012 was $3.1 million, or 8.7% of total revenue, decreased from $3.4 million, or 14.5% of total revenue, in the first quarter of 2012, and increased from $0.9 million, or 4.2% of total revenue in the second quarter of 2011. The year-over-year increase was mainly due to increased revenue.

Net income attributable to China Housing in the second quarter of 2012 was $1.9 million, or $0.05 per diluted share. This performance compares to a net income of $3.4 million in the first quarter of 2012.

Sequential Quarterly Revenue Breakout Comparison

	Q2 2012						Q1 2012
Project	Recognized Revenue	Contract Sales	GFA Sold	ASP	Unsold GFA	POC	Recognized Revenue	Contract Sales	GFA Sold	ASP
	($)	($)	(sqm)	(RMB)	(sqm)		($)	($)	(sqm)	(RMB)
Projects Under Construction
Puhua Phase One	12,043,477	6,029,952	4,980	7,666	14,030	97.6%	4,778,151	1,245,345	1,394	5,628
Puhua Phase Two	14,541,350	15,973,143	19,343	5,228	161,106	55.3%	1,770,796	2,348,212	2,678	5,524
JunJing III	4,313,484	2,285,239	1,857	7,790	2,077	82.8%	10,629,103	13,242,856	14,198	5,876
Projects Completed
JunJing II Phase One	-	-	-	-	817	100%	3,256,293	3,256,293	2,096	9,788
JunJing I	(828,763)	(828,763)	(272)	19,938	4,825	100%	-	-	-	-
Additional Project	-	-	-	-	-	100%	-	-	-	-

Other Income	4,945,971	-	-				3,067,428	-	-
Total	35,015,520	23,459,571	25,908	5,705	182,855	-	23,501,771	20,092,706	20,366	6,215
Q-o-Q Change	49.0%	16.8%	27.2%	-8.2%

Total debt outstanding as of June 30, 2012 was $201.2 million compared with $192.4 million on December 31, 2011. Net debt outstanding (total debt less cash) as of June 30, 2012, 2012 was $105 million compared with $64.0 million on December 31, 2011. The Company's net debt as a percentage of total capital (net debt plus shareholders' equity) was 44.3% on June 30, 2012 and 33.0% on December 31, 2011.

Projects in Planning	Q2 2012 Unsold GFA	First Pre-sales Scheduled
	(sqm)
Puhua Phase Three	177,193	Q4 2012
Park Plaza	141,822	Q4 2012
Ankang Project	243,152	Q4 2012
Golden Bay	252,540	Q2 2013
Puhua Phase Four	216,611	Q3 2013
Textile City	630,000	Q3 2013
Total projects in planning	1,661,318

2012 Third Quarter Outlook

Total recognized revenue for the 2012 third quarter is expected to reach $23 to $26 million, compared to $32.1 million in the same period of 2011. The Company is reporting contract sales estimates compared to revenue as they are not subject to percentage of completion alterations.

Conference Call Information

Management will host a conference call at 8:00 am ET on August 14th, 2012. Listeners may access the call by dialing #1-913-312-0647. To listen to the live webcast of the event, please go to http://www.viavid.net. Listeners may access the call replay, which will be available through August 21st, 2012, by dialing #1-858-384-5517; passcode: 9513435.

About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China's Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first Chinese real estate development company traded on NASDAQ. The Company's news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Mr. Cangsang Huang

Chief Financial Officer

+86-29-8258-2648 in Xi'an

chuang@chldinc.com

Ms. Jing Lu

Chief Operating Officer, Board Secretary, and Investor Relations Officer

+86 29.8258.2639 in Xi'an

jinglu@chldinc.com / English and Chinese

Mr. Shuai Luo

Investor Relations

+86 29.8258.2632 in Xi'an

Laurentluo@chldinc.com / English and Chinese

Mr. Bill Zima, ICR

+86 10 6583 7511

William.Zima@icrinc.com

China Housing Investor Relations Department

+1 646. 308.1285

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Unaudited Interim Condensed Consolidated Balance Sheets

As of June 30, 2012 and December 31, 2011

	June 30,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$12,394,253	$22,014,953
Cash - restricted	83,809,061	105,720,400
Accounts receivable, net of allowance for doubtful accounts of $566,537 and $571,857, respectively	16,069,860	20,253,706
Other receivables, prepaid expenses and other assets, net	3,108,756	1,483,758
Real estate held for development or sale	217,163,574	163,482,316
Property and equipment, net	34,691,813	33,018,990
Advance to suppliers	2,179,083	889,965
Deposits on land use rights	41,921,048	65,286,137
Intangible assets, net	53,536,752	54,148,953
Goodwill	1,877,156	1,894,782
Deferred tax asset	-	308,248
Deferred financing costs	189,586	253,569
Total assets	$466,940,942	$468,755,777

LIABILITIES
Accounts payable	$39,665,399	$44,275,965
Advances from customers	49,053,224	57,541,251
Accrued expenses	7,697,765	8,380,041
Income and other taxes payable	15,374,676	14,386,133
Other payables	7,049,958	7,474,035
Loans from employees	18,872,973	14,887,431
Loans payable	149,015,279	148,402,690
Deferred tax liability	14,621,291	14,861,462
Warrants liability	976	4,162
Fair value of embedded derivatives	109,345	330,629
Convertible debt	9,639,742	9,165,591
Mandatorily redeemable non-controlling interests in Subsidiaries	23,658,219	19,935,482
Total liabilities	334,758,847	339,644,872

SHAREHOLDERS' EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares issued 35,438,079 and 35,078,639, respectively	35,438	35,079
Additional paid in capital	49,774,295	48,961,658
Treasury stock at cost 351,480 shares and 337,800 shares, respectively	(434,240)	(420,098)
Statutory reserves	7,857,612	7,857,612
Retained earnings	54,697,621	50,555,460
Accumulated other comprehensive income	20,251,369	22,121,194
Total shareholders' equity	132,182,095	129,110,905

Total liabilities and shareholders' equity	$466,940,942	$468,755,777

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Interim Condensed Consolidated Statements of Income

For The Three and Six Months Ended June 30, 2012 and 2011

(Unaudited)

	3 Months	3 Months	6 Months	6 Months
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
REVENUES
Real estate sales	$30,069,549	$15,573,256	$50,503,892	$35,230,073
Other income	4,945,971	4,678,936	8,013,399	7,579,815
Total revenues	35,015,520	20,252,192	58,517,291	42,809,888

COST OF SALES
Cost of real estate sales	23,115,905	13,150,640	37,348,769	27,789,214
Cost of other revenue	3,792,088	1,987,855	6,031,958	4,184,424
Total cost of revenues	26,907,993	15,138,495	43,380,727	31,973,638

Gross margin	8,107,527	5,113,697	15,136,564	10,836,250

OPERATING EXPENSES
Selling, general, and administrative expenses	3,956,069	3,321,725	6,979,754	6,754,441
Stock-based compensation	690,390	17,820	812,996	17,820
Other expenses	58,455	348,901	64,888	390,478
Interest expense	100,676	365,460	330,948	962,608
Accretion expense on convertible debt	241,665	206,813	474,151	543,804
Total operating expenses	5,047,255	4,260,719	8,662,737	8,669,151

NET INCOME FROM BUSINESS OPERATIONS	3,060,272	852,978	6,473,827	2,167,099

CHANGES IN FAIR VALUE OF DERIVATIVES
Change in fair value of embedded derivatives	(150,181)	(409,478)	(221,284)	(1,462,232)
Change in fair value of warrants	(3,554)	(263,623)	(3,186)	(1,114,274)
Total changes in fair value of derivatives	(153,735)	(673,101)	(224,470)	(2,576,506)

Income before provision for income taxes	3,214,007	1,526,079	6,698,297	4,743,605

Provision for income taxes	1,372,027	985,101	2,341,512	1,771,590
(Recovery of) provision for deferred income taxes	(64,768)	(33,922)	214,624	(71,968)

NET INCOME	$1,906,748	$574,900	$4,142,161	$3,043,983

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	34,914,731	35,078,639	34,822,496	34,485,897

Diluted	34,914,731	36,694,348	34,822,496	36,101,606

NET INCOME PER SHARE
Basic	$0.05	$0.02	$0.12	$0.09

Diluted	$0.05	$0.01	$0.12	$0.05

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Interim Condensed Consolidated Statements of Comprehensive Income

For The Three and Six Months Ended June 30, 2012 and 2011

(Unaudited)

	3 Months	3 Months	6 Months	6 Months
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

NET INCOME	$1,906,748	$574,900	$4,142,161	$3,043,983

OTHER COMPREHENSIVE INCOME (LOSS)
(Loss) gain in foreign exchange	(1,763,412)	1,721,118	(1,869,825)	3,083,989

COMPREHENSIVE INCOME	$143,336	$2,296,018	$2,272,336	$6,127,972